UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 17, 2017

Rite Aid Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-5742	23-1614034
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

30 Hunter Lane, Camp Hill, Pennsylvania 17011

(Address of principal executive offices, including zip code)

(717) 761-2633

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company       ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.       ☐

Item 2.02. Results of Operations and Financial Condition.

The information set forth in Item 7.01 of this Form 8-K is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure

As previously disclosed, on June 28, 2017, Rite Aid Corporation (“Rite Aid”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Walgreens Boots Alliance, Inc., a Delaware corporation (“WBA”) and Walgreen Co., an Illinois corporation and wholly owned direct subsidiary of WBA (“Buyer”). Pursuant to the terms and subject to the conditions set forth in the Asset Purchase Agreement, Buyer will purchase from Rite Aid 2,186 stores (the “Acquired Stores”) and certain distribution and other specified assets related thereto for a purchase price of approximately $5.175 billion, on a cash-free, debt-free basis, plus Buyer’s assumption of certain liabilities of Rite Aid and its affiliates (the “Sale”).

In response to a number of investor inquiries, Rite Aid is providing supplemental information (the “Supplemental Information”) to provide an illustration of the impact of the Sale on Rite Aid’s results of operations and capital structure, and show the expected sources and uses of funds relating to the Sale.  The Supplemental Information assumes (i) financial results for a 52-week fiscal 2017 instead of a 53-week basis, as reported for the fiscal year ended March 4, 2017, (ii) $4.9 billion of the net proceeds from the Sale will be used to pay down Rite Aid’s outstanding indebtedness, (iii) corporate administrative expenses would have been reduced by $96 million, reflecting an allocation of corporate administration costs to the divested assets to reflect the right-sizing of the Company’s administrative function, (iv) pro-forma adjustments do not include estimate’s for generic drug synergies or other purchasing dis-synergies that could occur after the Sale is completed, (v) pro-forma interest expense assumes that Rite Aid’s 6.125% notes due 2021, 7.7% notes due 2027 and 6.875% notes due 2028 will remain outstanding after Rite Aid repays the outstanding debt it plans to repay after receiving proceeds from the Sale, (vi) pro-forma net income excludes the gain on sale of assets to be recorded, and (vii) pro-forma information is presented as of and for the year ended March 4, 2017 and does not reflect the results of Rite Aid’s most recently completed quarter ended June 3, 2017. The Supplemental Information is for illustrative purposes only and is not necessarily indicative of what actual financial results of Rite Aid would have been had the Sale occurred on the dates or for the periods indicated, nor does it purport to project the financial results of Rite Aid for any future periods or as of any date. The Supplemental Information contains estimated adjustments, which are based on information available to management; accordingly, such adjustments are subject to change and the impact of such changes may be material. Estimates of results (including intended Sources of Funds included within the Supplemental Information) are inherently uncertain and Rite Aid undertakes no obligation to update the Supplemental Information. The Supplemental Information has not been prepared in conformity with Regulation S-X. Rite Aid’s independent auditors have not audited, reviewed, compiled or performed any procedures with respect to this Supplemental Information. Accordingly, Rite Aid’s independent auditors do not express an opinion or provide any form of assurance with respect thereto. The Supplemental Information should not be viewed in replacement of results prepared in compliance with Generally Accepted Accounting Principles or any pro forma financial statements subsequently required by the rules and regulations of the Securities and Exchange Commission.

A copy of Rite Aid’s Supplemental Information is being furnished as Exhibit 99.1 to this Form 8-K.

The information (including Exhibit 99.1) being furnished pursuant to this “Item 7.01 Regulation FD Disclosure” and “Item 2.02. Results of Operations and Financial Condition” shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or otherwise subject to the liabilities of that section and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act regardless of any general incorporation language in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Supplemental Information

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RITE AID CORPORATION

Dated: July 17, 2017	By:	/s/ James J. Comitale
		Name:	James J. Comitale
		Title:	Senior Vice President, General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Supplemental Information